Exhibit 4.45
SPA for Canadian Investors
SHARE PURCHASE AGREEMENT
CERTAIN SHAREHOLDERS
(as listed in Exhibit A hereto)
- and -
GIGAMEDIA CHINA LIMITED
January 17, 2007

SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”), dated as of January 17, 2007, is entered into and made by and among
     Certain shareholders of T2CN Holding Limited (“Company”) as identified in Exhibit A hereto, and
     GIGAMEDIA CHINA LIMITED, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Purchaser”), and
     (The above shareholders shall be referred to collectively as the “Selling Shareholders”, and individually as “Selling Shareholder”).
     WHEREAS,
     (i) The Company is a limited liability company duly organized and existing under the laws of the British Virgin Islands, and has issued 45,448,001 Ordinary Shares (as hereinafter defined) and 10,500,000 preferred shares;
     (ii) Each of the Selling Shareholders holds the number of Ordinary Shares of the Company as specified in Exhibit A on the date hereof and wishes to sell all such shares (the “Purchase Shares”) to the Purchaser, and the Purchaser wishes to purchase from each of the Selling Shareholders the Purchase Shares, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1 DEFINITIONS
     Unless otherwise defined in this Agreement or the November 25, 2006 Shareholders’ Agreement, capitalized terms used herein shall have the following meanings:
     “Domestic ICP Enterprise” means Shanghai T2 Entertainment Co., Ltd. (), a domestic Chinese limited liability company registered in Shanghai to engage in value-added telecommunications services.
     “GIGAMEDIA” means GigaMedia Limited, a company listed on the NASDAQ and the parent company of the Purchaser.

     “Happy Digital” means a company established in Chengdu City with the Chinese name of
“”.
     “MAA” means the Amended and Restated Memorandum and Articles of Association of the Company dated on November 12, 2006.
     “New Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, in form and substance to be agreed upon by the Company, the Purchaser, the Selling Shareholders, other existing shareholders (together with the Selling Shareholders, the “Existing Shareholders”) of the Company and certain other parties thereto.
     “New Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement of the Company, among the Company, the Purchaser, other Existing Shareholders and certain other parties thereto, in form and substance to be agreed upon by the parties thereto.
     “Net Operating Income” as used in this agreement shall mean the Company’s net income in U.S. dollars as defined in U.S. GAAP and ascertained by the Purchaser, with the following adjustments: (1) adding back non-cash option based compensation to employees and executives of the Company; (2) normalizing the game license fee for the online game Aeronaut paid by the Company to JC Entertainment Corporation during the 1st half of 2007, as if such license fees were all capitalized and amortized over the duration of the relevant license agreement; and (3) the sum of the net income so calculated after taking account of the above items (1) and (2) multiplying by a fraction, the numerator of which shall be the total number of the issued and outstanding Ordinary Shares and preferred shares of the Company as at the execution date of this Agreement and the denominator of which shall be the aggregate number of the issued and outstanding Ordinary Shares and preferred shares of the Company on June 30, 2007 excluding (i) 300,000 shares reserved for the acquisition of Happy Digital as agreed upon in the November 25, 2006 Shareholders’ Agreement and the MAA; and (ii) any additional preferred shares issued based on 2006 Accounts (as defined therein) of the Company as agreed upon in Article XV of the November 25, 2006 Shareholders’ Agreement.
     “November 25, 2006 Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement of the Company, dated November 25, 2006, among the Company, the Existing Shareholders and certain other parties thereto.
     “Ordinary Shares” means the ordinary shares of the Company, par value US$0.01 per share.

SECTION 2 AGREEMENT TO PURCHASE AND SALE
     2.1 Agreement to Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase the Purchase Shares from each of the Selling Shareholders for a price as ascertained in Section 2.2 hereof.
     2.2 Purchase Price. The total purchase price for each of the Selling Shareholders (“Purchase Price”) shall be the purchase price per Purchase Share multiplying by the number of the Purchase Shares to be sold by such Selling Shareholder, and the purchase price per Purchase Share shall be
          (i) US$1.05 if the Net Operating Income for the first half of 2007 is not more than US$ 1,000,000;
          (ii) US$1.25 if the Net Operating Income for the first half of 2007 is US$ 1,500,000; or
          (iii) US$1.45 if the Net Operating Income for the first half of 2007 is not less than US$ 2,500,000.
          The Purchase Price per Purchase Share should be adjusted on a pro rata basis if the Net Operating Income for the first half of 2007 falls between the above 3 threshold amounts. By way of example, if the Net Operating Income for the first half of 2007 is more than US$ 1,000,000 but less than US$ 1,500,000, the Purchase Price per Purchase Share shall be the sum of (0.4 multiplying by the amount of the Net Operating Income for the first half of 2007 and then divided by 1,000,000) and US$ 0.65; if the Net Operating Income for the first half of 2007 is more than US$ 1,500,000 but less than US$ 2,500,000, the Purchase Price per Purchase Share shall be the sum of (0.2 multiplying by the amount of the Net Operating Income for the first half of 2007 and then divided by 1,000,000) and US$ 0.95.
     2.3 Payment of the Purchase Price. The Purchase Price payable to each of the Selling Shareholders by the Purchaser shall be paid in the following two installments:
          (i) Subject to the terms and conditions under this Agreement, the first installment of the Purchaser Price (as specified in Exhibit A attached hereto) payable to each of the Selling Shareholders (“First Installment”) shall be paid in cash by the Purchaser at the Closing.
          (ii) Subject to the terms and conditions under this Agreement, the remaining Purchase Price payable to each of the Selling Shareholders (“Second Installment”) shall be paid in cash on August 15, 2007.
          The Selling Shareholders hereby authorize [Mr. Bryan M. Dear] to receive any and all Purchase Price payable to it/him by the Purchaser. Upon remittance of the Purchase Price due and payable to a Selling Shareholder to an account designated by [Bryan M. Dear] in writing, which designation shall be instructed to the Purchaser fourteen (14) days prior to the respective dates of payment, the Purchaser shall be deemed having performed its payment obligation to such Selling Shareholder.
SECTION 3 CLOSING; DELIVERY
     3.1 Closing. The transfer of the Purchase Shares (the “Closing”) shall take place at the offices of the Company, 12th Floor, Xingyuan Technology Plaza, No. 418 Guiping Road, Shanghai 200233, China, on February 12, 2007 (the “Closing Date”), or at such other place and time as the parties hereto may mutually agree. Upon the Closing, all the rights and benefits attached to and in relation to the Purchase Shares (including but not limited to the dividends attributable to the Selling Shareholders in respect of any and all Purchase Shares if any) shall be transferred from the Selling Shareholders to the Purchaser.
     3.2 Delivery at the Closing. At the Closing, each of the Selling shareholders shall, through their representative Mr. Bryan M. Dear, deliver the following items to the Purchaser:
          (i) The total Purchase Shares, together with duly issued share certificates of the total Purchase Shares in the name of the Purchaser;
          (ii) A compliance certificate, signed by such Selling Shareholder, certifying that all the representations and warranties of such Selling Shareholder hereunder are true, correct and complete, and all the conditions hereunder have been fulfilled;
          (iii) An unaudited financial balance sheet, cash flow statement and profit and loss statement of the Company for the full year of 2006 and an unaudited balance sheet, and profit and loss statement of the Company dated as of January 31, 2007, which shall be satisfactory in form and substance to the Purchaser.
          At the Closing, the Purchaser shall pay the First Installment to [Mr. Bryan M. Dear] against receipt of all deliverables under items (i) through (iii) of Section 3.2 hereof. On the date of receipt of the First Installment, Mr. Bryan Mr. Dear shall, on behalf of each of the Selling Shareholders, issue a written receipt acknowledging such receipt to the Purchaser.
SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS
     Each of the Selling Shareholders hereby represent and warrant to the Purchaser that the statements in this Section 4 are all true, correct and complete as of the date hereof, as of the Closing Date and, to the best of it/hisknowledge, as of the payment date of the Second Installment:

     4.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the British Virgin Islands and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have an adverse effect on its financial condition, business, prospects or operations, or otherwise.
     4.2 Capitalization. Immediately prior to the Closing, the authorized shares of the Company shall consist of the following:
     (i) Ordinary Shares. A total of 55,000,000 authorized Ordinary Shares of which 45,448,001 shares are issued and outstanding.
     (ii) Preferred Shares. A total of 25,000,000 authorized preferred shares, of which 10,500,000 shares are issued and outstanding.
     (iii) Options, Warrants, Reserved Shares. Except for (a) the conversion privileges of the said Preferred Shares, (b) the preemptive rights provided in the November 25, 2006 Shareholders’ Agreement, and (c) 5,180,000 Ordinary Shares reserved for the Company’s employee ownership plans approved by the Board of directors of the Company, (d) 300,000 Ordinary shares reserved for the acquisition of Happy Digital as agreed upon in the November 25, 2006 Shareholders’ Agreement and the MAA, there are no options, warrants, conversions privileges or other rights or agreements outstanding or under which the Company is or may become obliged to issue any securities of any class or series except as set forth above. Apart from the exceptions noted in this Section 4.2, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any and all liens, security interests, adverse claims, charges or encumbrances (collectively “Liens”), preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other person).
     4.3 Valid Issuance of Purchase Shares. The Purchase Shares have been duly authorized and validly issued and are fully paid and non-assessable, accounting for respective percentages of the total issued and outstanding shares of the Company as specified in Exhibit A hereto and free and clear of any and all Liens. The Selling Shareholder is the true and lawful owner of the Purchase Shares with the full and valid title to any and all Purchase Shares.
     4.4 Due Authorization. All actions by the Company and such Selling Shareholder and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all obligations of the Company and such Selling Shareholder under this Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby (the “Ancillary Agreements”), has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by such Selling Shareholder, are valid and legally binding obligations of such Selling Shareholder, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     4.5 No Conflicts. The execution and delivery of this Agreement and any and all Ancillary Agreements by such Selling Shareholder and the performance of its/his obligations hereunder and thereunder will not result in (i) any conflict with the memorandum and articles of association of such Selling Shareholder (if any) and the Company, (ii) any breach or violation of, conflict with or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which any of the Selling Shareholder or the Company is a party or by which such Selling Shareholder or the Company or their respective properties or assets are bound, or (iii) the creation or imposition of any Liens against the Company.
     4.6 Financial Statements. Exhibit B hereto sets forth an unaudited combined balance sheet and income statements of the Company (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”) as of November 30, 2006 (the “Balance Sheet Date”). Such Financial Statements (a) accord with the books and records of the Company, (b) are true, correct and complete and present fairly the financial condition of the Company as of the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis. Other than expressly disclosed in the Financial Statements, the Company does not have, directly or indirectly, material actual or contingent liabilities in any nature whatsoever.
     4.7 Activities since Balance Sheet Date. Since the Balance Sheet Date, there has been no material change in the Company, including but not limited to its assets, liabilities, financial condition and operating results.
     4.8 Disclosure. The Selling Shareholder has provided the Purchaser with all information needed for the Purchaser to decide whether to purchase the Purchase Shares. There has been no omission of any material facts or misrepresentation of any statement herein.
SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Selling Shareholders that the statements in this Section 5 are all true, correct and complete as of the date hereof and as of the Closing Date:

     5.1 Authorization. All corporate actions by the Purchaser and, as applicable, its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all of its obligations under this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Purchaser, constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     5.2 No Conflicts; Consents and Approvals, etc. The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not result in (i) any conflict with the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, or (ii) any breach or violation of, conflict with or default under any applicable law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization.
SECTION 6 ADDITIONAL COVENANTS
     6.1 Filing of the New Articles. Each of the Selling Shareholders shall cause the New Articles to be filed by the Company with the British Virgin Islands Registrar of Companies as soon as practicable following the Closing.
     6.2 Operation in Ordinary Course. Each of the Selling Shareholders undertake that the Company will be operated in the ordinary course of business, consistent with past practice, and as reasonably directed by the Purchaser, from the date hereof through the Closing Date.
SECTION 7 CONDITIONS TO CLOSING BY PURCHASER
     The obligations of the Purchaser to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by the Selling Shareholder, any one or more of which may be waived by the Purchaser in writing:
     7.1 Representations and Warranties True and Correct. Any and all the representations and warranties made by the Selling Shareholder in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date and to the best of its/his knowledge, as of the date of payment of the Second Installment with the same force and effect as if they had been made on and as of such dates.
     7.2 Performance of Obligations. The Selling Shareholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
     7.3 New Articles. The New Articles shall have been duly adopted by the Company by all necessary corporate actions of its Board of Directors and its shareholders.
     7.4 Execution of New Shareholders’ Agreement. The New Shareholders’ Agreement in a form and having a content satisfactory to the Purchaser shall have been duly executed and delivered by all parties thereto (other than the Purchaser), and shall be in full force and effect.
     7.5 Consents, Approvals and Waivers under the November 25, 2006 Shareholders’ Agreement. All the prior written consents and approvals contained in the November 25, 2006 Shareholders’ Agreement shall have been obtained. Each other Existing Shareholders of the Company shall have delivered a written waiver, in form and substance satisfactory to the Purchaser, waiving any right such shareholder may have to notice of the transactions contemplated hereunder and under any ancillary agreement entered pursuant thereto, waiving any right of first refusal or co-sale right such shareholder may enjoy with respect to the sale of the Purchase Shares hereunder and waiving any restrictions on the transfer or other disposition of the shares in the Company by Selling Shareholders under the November 25, 2006 Shareholders’ Agreement. The Execution of the New Shareholders’ Agreement by an Existing Shareholder of the Company shall be deemed a waiver by such Existing Shareholder of its/his rights aforesaid.
     7.6 No Material Adverse Change. Since the date hereof, there has been no material adverse change in the Company, including but not limited to its assets, liabilities, financial condition and operating results.
     7.7 Replacement of Directors. Prior to the Closing, any and all directors of the Company appointed and/or nominated by the Selling Shareholder shall have been removed from office and replaced with those appointed and/or nominated by the Purchaser.
     7.8 Successful Transfer of Local ICP Enterprise. Prior to the Closing, any and all nominee shareholders of the Domestic ICP Enterprise that have been designated by any shareholder of the Company shall be replaced with the persons designated by the Purchaser and that all the agreements and documents in relation to the original nominees shall be terminated and replaced with those between new nominees and related parties.
     7.9 Selling Shareholders’ Deliverables. The Selling Shareholder‘s deliverables specified in Section 3.2 has been delivered to the Purchaser prior to or on the Closing Date.

SECTION 8 CONDITIONS TO PAYMENT OF SECOND INSTALLMENT
     8.1 Conditions to Payment. The obligations of the Purchaser to pay the Second Installment to any of the Selling Shareholders are subject to the fulfillment of the preconditions (unless otherwise waived by the Purchaser in writing) that any and all the representations and warranties made by such Selling Shareholder in Section 4 hereof shall be true and correct and complete as of both the execution date hereof and the Closing Date and shall be true and correct and complete to the best of its/his knowledge as of the date of payment of the Second Installment with the same force and effect as if they had been made on and as of such date.
SECTION 9 TERMINATION
     9.1 Termination of Agreement. This Agreement and the transactions contemplated by this Agreement shall terminate:
          (a) between the Purchaser and any of the Selling Shareholders upon the mutual consent in writing thereof ; or
          (b) in the event of any breach of this Agreement which materially affects any other party hereto, such breach is not remedied within thirty (30) days after written notice thereof is given to the breaching party by the affected party; provided, however, that in the case of any breach by any of the Selling Shareholders, only the Purchaser has the right to early terminate this Agreement to the extent between the Purchaser and the Selling Shareholder in breach.
     9.2 Effect of Termination. In the event this Agreement is terminated between the Purchaser and any of the Selling Shareholders pursuant to Section 9.1, this Agreement shall become void and have no further effect between such Parties, provided that no such party shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance and other injunctive relieves) for any such breach or misrepresentation.
     9.3 Survival. Sections 9, 10, 11.2 and 11.3 shall survive the expiration or early termination of this Agreement.
SECTION 10 CONFIDENTIALITY
     10.1 Confidential Information. For purpose of this Section 10, the term “Confidential Information” shall mean the execution, delivery and performance of this Agreement and any and all information delivered by a party hereto to any of the other party hereto in connection with the transactions contemplated hereby.

     10.2 Non-Disclosure.
          (i) Without the prior written consent of the disclosing party, any party receiving the Confidential Information (a) may not use or disclose to any person any Confidential Information; and (b) shall make every effort to prevent the use or disclosure of Confidential Information. The said provisions do not apply to (a) disclosure of Confidential Information to a director or employee of the receiving party whose function requires him to have the Confidential Information, (b) disclosure of Confidential Information to a professional adviser for the purpose of advising the Purchaser and the Selling Shareholders, (c) Confidential Information which has become public knowledge other than, directly or indirectly, through the receiving party’s breach of this Section 10.2, or (d) disclosure of Confidential Information required by law or regulation or any competent authorities (and then if and to the extent practicable only after consulting and taking into account the reasonable requirements of the Purchaser and the Selling Shareholders); provided, however, that in the above situations (a) and (b) the persons receiving the Confidential Information have undertaken the confidentiality obligations herein.
          (ii) Without the prior written consents of the Purchaser and the Company, none of the Selling Shareholders may disclose to any third party any confidential information about the Company that it/he has received.
SECTION 11 MISCELLANEOUS
     11.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable against each party, its successors and permitted assigns. In the event that only some of the Selling Shareholders sign this Agreement, this Agreement shall be considered binding upon and enforceable against the Purchaser and those signed Selling Shareholders, their respective successors and permitted assigns. The fact that the remaining Selling Shareholders do not sign this Agreement shall not affect the binding effect upon or enforceability against any signed Selling Shareholder or its/his successors and permitted assigns.
     11.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction.
     11.3 Dispute Resolution. Any dispute relating to or arising from the performance of this Agreement shall be settled through consultations among the Parties, and if the parties hereto cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the Hong Kong International Arbitration Center for arbitration in accordance with the UNCIRTAL Arbitration Rules then in force.

     11.4 Costs and Expenses. Each of the parties hereto shall pay all its own costs and expenses incident to its negotiation and entry into this Agreement and any other related agreements or instruments contemplated hereunder or thereunder and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of any counsel and/or accountants that it may have retained.
     11.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and delivered in person, by courier or by facsimile (along with a copy by certified or registered mail) to the following addresses:
(a) If to the Selling Shareholders,
to Mr. Bryan M. Dear:
Bryan M. Dear
Address:
Facsimile:
Telephone:
Attention: Mr. Bryan M. Dear
(b) If to the Purchaser, to:
GIGAMEDIA CHINA LIMITED
Address: 14th Floor, 122 Tunhwa North Road, Taipei 10595, Taiwan R.O.C.
Facsimile: 886-2-8770-7576
Telephone: 886-2-8770-7966
Attention: Ms. Jennifer Tseng, General Counsel
or, in each case, at such other address as may be specified in writing by the Purchaser or Mr. Bryan M. Dear in accordance with the requirements of this Section 11.5. For the purpose of this Section 11.5, each of the Selling Shareholders hereby authorizes Mr. Bryan. M. Dear to receive and deliver all notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement on it/his behalf. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery or courier, on the day delivered, or (y) if by facsimile, (A) if during business hours on a Business Day, on the day on which such facsimile was sent, or (B) otherwise on the Business Day immediately following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.
     11.6 Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same instrument. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.
[SIGNATURE PAGE FOLLOWS]

(Signature Page)
     IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

SELLING SHAREHOLDERS

[Their names and signatures are set forth on the following pages]

GIGAMEDIA CHINA LIMITED

		By:	/s/ Arthur Wang

Name: Arthur Wang
Title: CEO

Accepted and agreed as of the date first set forth above.

T2CN Holding Limited

By:	/s/ Feng Tao

Name: Chairman
Title: Feng Tao

(Signature Page)
     IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

	Authorized	Title
Name	Party	(applicable to a company)	Signature

Kyung W. Lee, Trustee			/s/ Kyung W. Lee, Trustee

Martin S. Rood			/s/ Martin S. Rood

Mon Szeto			/s/ Mon Szeto

Bixbie Financial Corp.	Allan Merteen	President	/s/ Allan Meiteen

Deane Williams			/s/ Deane Williams

Caroline Farrell			/s/ Caroline Farrell

TROY EDWARD LEIGHTON			/s/ Troy Edward Leighton

KERRI LERELTON LEIGHTON			/s/ Kerri Lerelton Leighton

Calneva Financial Partners, Ltd.	D. BRUCE HORTON	Chief Financial Officer & Director	/s/ D. BRUCE HORTON

The Calneva Financial Group Ltd.	D. Bruce Horton	Chief Financial Officer & Director	/s/ D. Bruce Horton

Bruno Benedet			/s/ Bruno Benedet

D. BRUCE HORTON			/s/ D. BRUCE HORTON

Bryan M. DEAR			/s/ Bryan M. DEAR

Michelle Cote-Dear			/s/ Michelle Cote-Dear

GUARDSMART LIMITED	JUSTIN KWEI	PRESIDENT	/s/ Justin Kwei

Jacqueline J. McClure			/s/ Jacqueline J. McClure

DR. KEITH LIM, INC.	DR. KEITH LIM	PRESIDENT	/s/ DR. KEITH LIM

T. Robert Horton			/s/ T. Robert Horton

Bradley N. Scharfe			/s/ Bradley N. Scharfe

RICHARD DOUGLAS STEWART			/s/ Richard Douglas Stewart

622416 Alberta Ltd.	PEG PECKHAM	President	/s/ Peg Peckham

GEORGH ROBERTSON			/s/ Georgh Robertson

ROBCAGC BARTON			/s/ Robcagc Barton

Steve Thackray			/s/ Steve Thackray

Don MACSorley			/s/ Don MacSorley

JAMES BARTON			/s/ James Barton

Ronnie Steiner Travel Tours Inc.	Ron Steiner	President	/s/ Ron Steiner

The MacLachlan Investments Corporation	PETER M. BROWN	PRESIDENT	/s/ Peter M. Brown

ROM M. JONES LTD.	ROM M. JONES	PRESIDENT	/s/ Rom M. Jones

JASON SCHARFE			/s/ JASON SCHARFE

GUY PECKHAM			/s/ Guy Peckham

Daryl Turner			/s/ Daryl Turner

ERIC K. STEWART			/s/ Eric K. Stewart

VERONA CAPITAL INTERNATIONAL	PHILIPPE MAST	DIRECTOR	/s/ Philippe Mast

MATRIX PARTNERS INC	KEITH A. EBERIT	PARTNER	/s/ Keith A. Eberit

HUGH COOPER			/s/ Hugh Cooper

LEONARD CLOUGH			/s/ Leonard Clough

K C GLOBAL HOLDINGS INC.	KEN CARTER	DIRECTOR	/s/ Ken Carter

K C GLOBAL HOLDINGS INC.	Kimberly Sulatyski	PRESIDENT & DIRECTOR	/s/ Kimberly Sulatyski

R.J. LABONTE & CO. LTD	REG LABONTE	PRESIDENT & DIRECTOR	/s/ Reg Labonte

RICK GRIFFITHS			/s/ RICK GRIFFITHS

JEFFREY SHEAR			/s/ Jeffrey Shear

MICHAEL SHEAR			/s/ Michael Shear

Wally Marcolin			/s/ Wally Marcolin

Brad Shackman			/s/ Brad Shackman

Richard Jeffrey			/s/ Richard Jeffrey

David L. Dreyer			/s/ David L. Dreyer

Brendan G. Murray			/s/ Brendan G. Murray

Graham Watson			/s/ Graham Watson

Dean Roosdahl			/s/ Dean Roosdahl

Rocky Paolo			/s/ Rocky Paolo

John Michael Keegan			/s/ John Michael Keegan

ERNEST S. POUNDER			/s/ Ernest S. Pounder

Terry Bonnes Chranz			/s/ Terry Bonnes Chranz

BRENDA LEIGHTON			/s/ Brenda Leighton

HAROLD LEIGHTON			/s/ Harold Leighton

MARVIN KRISTOFF			/s/ Marvin Kristoff

JOHN MICHAEL KEEGAN			/s/ John Michael Keegan

REMO POMPONIO			/s/ Remo Pomponio

CALVIN THOMPSON			/s/ Calvin Thompson

Conrad Lacker			/s/ Conrad Lacker

Robert Sali			/s/ Robert Sali

ROBERT J. CHARLETON			/s/ Robert J. Charleton

BYRON HAMPTON			/s/ Byron Hampton

JETCO HOLDINGS LTD.	KEITH BURANT	DIRECTOR	/s/ Keith Burant

Michael R. Muzos			/s/ Michael R. Muzos

JAMES PALEOLOGOS			/s/ James Paleologos

Evan S. Ho			/s/ Evan S. Ho

ELLIOTT LIPSEY		INVESTOR	/s/ ELLIOTT LIPSEY

Winton Capital Holdings Ltd.	Andrew Meode	Director	/s/ Andrew Meode

DR. BRANDT MILES INC.	BRANDT MILES	PRESIDENT & DIRECTOR	/s/ BRANDT MILES

GERALD B. CAUL			/s/ Gerald B. Caul

Beltring Limited	Robert Simth	Director	/s/ Robert Simth

Kathleen Wright	KW		/s/ KW

United Triumph Inc.			/s/ United Triumph Inc.

SHEAR HOLDINGS LIMITED			/s/ Shear Holdings Limited

HAMPTON ASSOCIATES LIMITED			/s/ Hampton Associates Limited

Valeurs Mobilieres Desjardins Inc. ITF ROXY AND BEAR INVESTMENT			/s/ Valeurs Mobilieres Desjardins Inc. ITF ROXY AND BEAR INVESTMENT

Cancettina Amante			/s/ Canie Amante

Rosa Marie Amante			/s/ Rosa Marie Amante

Eastside Pinnacle LLC			/s/ Eastside Pinnacle LLC

Exhibit A

	Ordinary	Shareholding	First Installment
Name of Selling Shareholders	Shares	Percentage	in US$
BRYAN M. DEAR	700,002	1.251%	437,501
MICHELLE COTE-DEAR	200,000	0.357%	125,000
GUARDSMART LIMITED	200,000	0.357%	125,000
JACQUELINE J. McCLURE	300,000	0.536%	187,500
KEITH LIM INC.	100,000	0.179%	62,500
D. BRUCE HORTON	850,000	1.519%	531,250
T. ROBERT HORTON	150,000	0.268%	93,750
BRADLEY N. SCHARFE	850,000	1.519%	531,250
JASON SCHARFE	49,999	0.089%	31,249
GUY PECKHAM	500,000	0.894%	312,500
BELTRING LIMITED	300,000	0.536%	187,500
CALNEVA FINANCIAL PARTNERS, LTD.	40,000	0.071%	25,000
THE CALNEVA FINANCIAL GROUP, LTD.	242,497	0.433%	151,561
HAMPTON ASSOCIATES LIMITED	500,000	0.894%	312,500
JETCO HOLDINGS LTD.	300,000	0.536%	187,500
RICHARD DOUGLAS STEWART	100,000	0.179%	62,500
622416 ALBERTA LTD.	28,000	0.050%	17,500
GEORGE C. ROBERTSON	65,000	0.116%	40,625
ROBERT C. BARTON	100,000	0.179%	62,500
STEVE THACKRAY	10,000	0.018%	6,250
DONALD R. MACSORLEY	26,667	0.048%	16,667
JAMES S. BARTON	100,000	0.179%	62,500
RONNIE STEINER TRAVEL TOURS INC.	10,000	0.018%	6,250
THE MACLACHLAN INVESTMENTS CORPORATION	133,333	0.238%	83,333
RON JONES LTD.	50,000	0.089%	31,250
JOHN MICHAEL KEEGAN	15,000	0.027%	9,375
BRUNO BENEDET JR.	40,000	0.071%	25,000
DARYL TURNER	40,000	0.071%	25,000
ELLIOTT J. LIPSEY	33,333	0.060%	20,833
ERIC K. STEWART	6,666	0.012%	4,166
VERONA CAPITAL INTERNATIONAL	66,667	0.119%	41,667
MATRIX PARTNERS, INC.	133,333	0.238%	83,333
HUGH COOPER	66,667	0.119%	41,667
LEONARD CLOUGH	28,533	0.051%	17,833
KYUNG W. LEE, TRUSTEE	20,000	0.036%	12,500

	Ordinary	Shareholding	First Installment
Name of Selling Shareholders	Shares	Percentage	in US$
EASTSIDE PINNACLE, LLC	26,667	0.048%	16,667
MICHEAL R. MUZOS	6,000	0.011%	3,750
MARTIN S. ROOD	20,000	0.036%	12,500
MON SZETO	6,000	0.011%	3,750
KATHLEEN WRIGHT	6,667	0.012%	4,167
KATHLEEN WRIGHT ROTH IRA	6,667	0.012%	4,167
KC GLOBAL HOLDINGS INC.	53,333	0.095%	33,333
ROBERT J. CHARLETON	50,000	0.089%	31,250
DR. BRANDT MILES INC.	10,000	0.018%	6,250
R.J. LABONTE & CO. LTD.	12,000	0.021%	7,500
UNITED TRIUMP INC.	53,334	0.095%	33,334
DEAN WILLIAMS	26,667	0.048%	16,667
RICK GRIFFITHS	13,333	0.024%	8,333
JAMES PALEOLOGOS	80,000	0.143%	50,000
VALEURS MOBILIERES DEJARDINS INC. ITF ROXY AND BEAR INVESTMENT	200,000	0.357%	125,000
JEFFREY SHEAR	366,667	0.655%	229,167
MICHAEL SHEAR	166,667	0.298%	104,167
SHEAR HOLDINGS LIMITED	133,334	0.238%	83,334
BIXBIE FINANCIAL CORP.	267,000	0.477%	166,875
WALLY MARCOLIN	10,000	0.018%	6,250
BRAD SHACKMAN	10,000	0.018%	6,250
RICHARD JEFFREY	10,000	0.018%	6,250
WINTON CAPITAL HOLDINGS LTD.	250,000	0.447%	156,250
DAVID L. DREYER	10,000	0.018%	6,250
BRENDAN G. MURRAY	10,000	0.018%	6,250
EVAN S. HO	10,000	0.018%	6,250
GRAHAM WATSON	15,000	0.027%	9,375
DEAN ROOSDAHL	15,000	0.027%	9,375
OCKY J. PAOLO	25,000	0.045%	15,625
JOHN MICHAEL KEEGAN	13,334	0.024%	8,334
ERNEST S. POUNDER	13,334	0.024%	8,334
TERRY BONNESCHRANZ	1,000	0.002%	625
BRENDA LEIGHTON	2,500	0.004%	1,563
HAROLD LEIGHTON	2,500	0.004%	1,563
MARVIN D. KRISTOFF	500	0.001%	313
CAROLINE FARRELL	1,000	0.002%	625
TROY LEIGHTON	1,000	0.002%	625
KERRI LEIGHTON	1,000	0.002%	625
CONCETTINA AMANTE	1,700	0.003%	1,063
ROSA MARIE AMANTE	500	0.001%	313

	Ordinary	Shareholding	First Installment
Name of Selling Shareholders	Shares	Percentage	in US$
REMO POMPONIO	500	0.001%	313
CALVIN THOMPSON	1,500	0.003%	938
CONRAD LACKER	1,000	0.002%	625
GERRY CAUL	5,000	0.009%	3,125
DUNDEE SECURITIES CORP. IN TRUST FOR ROBERT SALI	35,000	0.063%	21,875
BYRON HAMPTON	1,000	0.002%	625
TOTAL	8,307,401	14.85%	5,192,130

Exhibit B
Financial Statements